Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of the Delaware Delchester® Fund and Delaware High-Yield Opportunities Fund dated November 28, 2008, and “Financial Statements” in the Statement of Additional Information of the Delaware High-Yield Opportunities Fund dated November 28, 2008, and to the use of our reports dated September 18, 2008, included in the Delaware Delchester Fund and Delaware High-Yield Opportunities Fund 2008 Annual Reports to shareholders, included or incorporated by reference in this Registration Statement (Form N-14) of Delaware Group® Income Funds.

Philadelphia, Pennsylvania
December 11, 2008